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                                                                EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-56766, 33-88968, 333-30603 and 333-101651 on Form S-8 and Registration
Statements Nos. 333-75300, 333-99205, and 333-44092 on Form S-3 of Bio Time,
Inc. of our report dated February 16, 2002 (March 26, 2004 as to the retroactive adjustment to basic and diluted net loss per share discussed in Note 2) relating to the financial statements of BioTime, Inc. for the year ended December 31, 2001, which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations, appearing in this Annual Report on Form 10-K of BioTime, Inc. for the year ended December 31, 2003.

/s/  DELOITTE & TOUCHE LLP

San Francisco, California
March 26, 2004